Exhibit 99.1

Certain Information to Be Provided to Prospective Debt Financing Sources

The following information was prepared by Skillsoft (the “Company”) in connection with a presentation to sources of potential debt financing for the acquisition (the “Acquisition”) of ThirdForce Group plc (“MindLeaders”).

In addition, Skillsoft Corporation is proposing to re-price its existing senior credit facilities. The consummation of the re-pricing is subject to market and other customary conditions.

Historical MindLeaders revenues and adjusted EBITDA for the fiscal years ended December 31, 2010 and 2011 are as follows (amounts in millions reflected in constant currency):

	December 31, 2010	December 31, 2011
North America Revenue	$15.6	$15.9
International Revenue	$11.9	$12.1
Total Revenue	$27.5	$28.0
Adjusted EBITDA, net of capitalized development costs	$2.2	$4.0

(1) MindLeaders’ revenue has been restated to be consistent with how the Company calculates Order Intake to Revenue for their business.
(2) Accounting policy capitalizes development costs that the Company would expense.

Set forth below is the pro forma last twelve months ended July 31, 2012 Revenue and non-GAAP adjusted EBITDA as if the Acquisition occurred on August 1, 2011.

Pro Forma LTM Ended July 31, 2012 (in millions)
Total Revenue	$392.2
Non-GAAP adjusted EBITDA	$144.3

Set forth below is a reconciliation of Net Income to Non-GAAP adjusted EBITDA.

Pro forma LTM
Ended
July 31, 2012 (in millions)
Net (loss) income, as reported	$(103.5)
Add: Interest expense, net	65.2
Add: Depreciation and amortization	4.7
Add: Amortization of intangible assets	132.3
Add: Provision for income taxes	(16.6)
EBITDA	$82.1
Add: Stock-based compensation expense	-
Add: Restructuring expenses	3.2
Add: Merger, integration and related costs	17.7
Add: IP migration expense	-
Add: Other expense	0.7
Add: Retention bonus	1.2
Add: Sponsor fees	1.6
Add: Consulting and advisory fees	3.0
Add: Acquisition related expenses	3.0
Add: Income from discontinued operations	0.3
Add: Fair value adjustments to prepaid commissions in purchase accounting	(1.7)
Add: Fair value adjustments to deferred revenue in purchase accounting	17.7
Add: Pro-forma EBITDA from acquisitions (Element K and MindLeaders)	15.5
Non-GAAP adjusted EBITDA	$144.3

The expected adjusted EBITDA contribution includes meaningful cost synergies from the combined business which will begin to be realized within 30 to 90 days after closing the Acquisition. These savings will help enable the Company to achieve expected adjusted EBITDA, while maintaining the proper cost structure to support the Company’s customers. The Company expects that integration and cash exit costs will be approximately $16-20 million.

The Company remains focused on its core organic growth opportunities and continues to invest in previously identified opportunities, such as the sales force and localized content expansion in Germany. The expansion of the German sales force and localized product offerings began in the fiscal year ended January 31, 2012.  As of July 31, 2012, the Company has incurred approximately $7 million of expenses since the initiative began in the fiscal year ended January 31, 2012.  Although incremental sales have began to occur, due to the subscription nature of the business, the revenue impact will not be evident until the fiscal year ending January 31, 2014.  The Company has also invested incrementally in sales and marketing in order to drive organic growth.  These investments are concentrated on marketing demand and lead generation with the goal of driving new business growth in North America.  The Company has incurred $4.4 million in expense associated with these initiatives since they began in the second half of the fiscal year ended January 31, 2012. Similar to the effects seen in Germany, the Company expects these investments to start having a positive impact on revenue in the fiscal year ending January 31, 2013.

Explanation of Use of Non-GAAP Financial Results

In addition to reporting our audited and unaudited financial results in accordance with U.S. generally accepted accounting principles (GAAP), to assist investors we on occasion provide certain non-GAAP financial results as an alternative means to explain our periodic results.

As used herein, EBITDA represents net income (loss) plus (i) interest expense, (ii) (benefit) provision for income taxes and (iii) depreciation and amortization, less interest income.  Non-GAAP adjusted EBITDA is calculated by adding to EBITDA certain items of expense and deducting from EBITDA certain items of income that the Company's management believes are not indicative of the Company's future operating performance, including merger and integration related expenses, revenue reductions and incremental expenses related to purchase accounting as a result of the acquisition of the Company, the Element K acquisition and the Acquisition and business realignment strategy charges.

These non-GAAP financial measures are not in accordance with, or an alternative to, financial information prepared in accordance with GAAP and may not be comparable to similar non-GAAP financial measures used by other companies.  These non-GAAP measures should not be considered in isolation from, or as a substitute for, the financial results prepared in accordance with GAAP.  The Company’s management uses these non-GAAP financial measures as alternative means for assessing the Company’s results of operations and believes that they may also provide useful information to the Company’s investors.  In addition, certain covenants in the Company’s credit agreement are based on non-GAAP financial measures, such as adjusted EBITDA, and evaluating and presenting these measures allows the Company and its investors to assess the Company’s compliance with the covenants in the Company’s credit agreement and the Company’s ability to meet its future debt service, capital expenditures and working capital requirements.